SUBSCRIPTION AGENT AGREEMENT

                February 11, 2008

National City Bank

c/o Pamela J. Fisher

Vice President

Shareholder Services Administration

629 Euclid Ave  Ste 635  Locator 01-3116

Cleveland, Ohio  44114

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, Patrick Industries, Inc. (the “Company”) hereby confirms its arrangements with you as follows:

1.

Rights Offering — The Company is offering (the “Rights Offering”) to the holders of shares of its Common Stock, without par value (the “Common Stock”), as of February 14, 2008 (the “Record Date”), the right (the “Right(s)”) to subscribe for additional shares of Common Stock. Except as set forth below, Rights shall cease to be exercisable at 5:00 p.m., New York City time, on March 13, 2008 or such later date of which the Company notifies you orally and confirms in writing (the “Expiration Date”). Each Right entitles the Company’s shareholders to purchase 0.222131 of a share of Common Stock at the subscription price of $11.25 per whole share (the “Subscription Price”). Rights are evidenced by non-transferable rights certificates in registered form (the “Rights Certificate(s)”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s preliminary prospectus dated on or about February 7, 2008 (the “Prospectus”), which is incorporated herein by reference and made a part hereof as if set forth in full herein. The Rights are exercisable beginning on the date the Prospectus is filed in final form with the Securities and Exchange Commission (the “Final Prospectus”) and will expire if they are not exercised by 5:00 p.m., New York City time, on the Expiration Date. We may extend the period for exercising Rights in our sole discretion.

2.

Appointment of Subscription Agent — You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Final Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents — Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:
(a)	a copy of the Prospectus (the Final Prospectus to be provided when available);

(b)	the form of Rights Certificate;
(c)	Instructions as to Use of Patrick Industries’ Rights Certificates;
(d)	Notice of Guaranteed Delivery;
(e)	Notice of Important Tax Information;
(f)	Letter to Record Holders; and
(g)	Letter to Nominee Holders.

As soon as is reasonably practical, you shall mail or cause to be mailed to each holder of Common Stock on the Record Date, the Final Prospectus, a Rights Certificate evidencing the Rights to which such holder is entitled, the Instructions as to Use of Patrick Industries’ Rights Certificates, the Notice of Guaranteed Delivery, the Notice of Important Tax Information, and such of the documents listed in (f) or (g) above as is appropriate, and an envelope addressed for return delivery. Prior to mailing, you shall prepare and issue, or shall cause to be prepared and issued, Rights Certificates in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled (in the form provided to you by the Company).

4.	Subscription Procedure —
(a)

Upon your receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (i) any Rights Certificate completed and endorsed for exercise, as provided on the Rights Certificate, and (ii) payment in full of the Subscription Price multiplied by the number of shares of Common Stock subscribed for in U.S. funds by check, wire transfer, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of National City Bank, you shall, as soon as practicable after the Expiration Date, mail to the applicable subscriber’s registered address on the books of the Company, a stock certificate(s) representing the shares of Common Stock subscribed for and furnish a list of all such information to the Company.

(b)

Funds received by you pursuant to the Rights Offering shall be held by you in a segregated interest-bearing account for which the Company shall be entitled to all accrued interest. Upon mailing a stock certificate(s) representing the shares of Common Stock subscribed for, you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares sold in the Rights Offering.

(c)

You acknowledge that two of the Company’s shareholders, Tontine Capital Partners, L.P. and its affiliate, Tontine Capital Overseas Master Fund, L.P. (collectively, “Tontine Capital”), are participating in the Rights

Offering pursuant to a Standby Purchase Agreement, dated September 17, 2007 (the “Standby Purchase Agreement”), through a private placement, pursuant to which Tontine Capital has agreed to purchase an aggregate of 509,366 shares of the Company’s Common Stock, representing Tontine Capital’s pro rata portion of the total 1,333,333 shares to be offered in the Rights Offering, at the same $11.25 Subscription Price per share. Furthermore, if any Rights remain unexercised after the close of the Rights Offering, Tontine Capital has agreed, pursuant to the Standby Purchase Agreement and subject to certain conditions and limitations, to purchase all of the shares of the Company’s Common Stock not subscribed for in the Rights Offering by the Company’s other shareholders at a price per share equal to the Subscription Price. All payments for shares purchased by Tontine Capital will be made directly to the Company. You agree to deliver stock certificate(s) representing the total number of shares of Common Stock subscribed for by Tontine Capital in the manner and at the time directed by the Company.

5.

Defective Exercise of Rights; Lost Rights Certificates — The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Rights Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Rights Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Rights Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Common Stock you use in your capacity as transfer agent for the Company’s Common Stock.

6.

Late Delivery — If prior to 5:00 p.m., New York City time, on the Expiration Date you receive a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Rights Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the Financial Industry Regulatory Authority stating the certificate number of the Rights Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Rights Certificate held by such exercising subscriber, the number of shares of Common Stock being subscribed for pursuant to the Rights and guaranteeing the delivery to you within three business days following the Expiration Date of (i) the Rights Certificate evidencing such Rights, and (ii) payment in full of the Subscription Price multiplied by the number of shares of Common Stock subscribed for, then the Rights may be exercised even though the Rights Certificate was not delivered to you prior to 5:00 p.m., New York City time, on the Expiration Date, provided that within three business days following the Expiration Date you receive the properly completed Rights Certificate evidencing the Rights being exercised, with signatures guaranteed if required, and full payment for the shares subscribed for.

7.

Delivery — You shall deliver to the Company the exercised Rights Certificates in accordance with written or oral directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses a stock certificate(s) representing the shares of Common Stock subscribed for as instructed on the Rights Certificate.

8.

Reports — You shall notify the Company by email or telephone on and before the close of business on each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three business days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of shares of Common Stock subscribed for on the day covered by such daily notice, (ii) the dollar amount of funds collected; (iii) the number of Rights subject to guaranteed delivery procedures on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 p.m., New York City time, on the first business day following the Expiration Date, you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before noon, New York City time, on the fourth business day following the Expiration Date, you will execute and deliver to the Company a certificate setting forth the number of shares of Common Stock subscribed for pursuant to any Notices of Guaranteed Delivery and as to which Rights Certificates and full payment have been timely received. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights, and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 8 as any of them shall request.

9.

Future Instructions — With respect to notices or instructions to be provided to the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Andy L. Nemeth – Executive Vice President of Finance, Secretary-Treasurer, and Chief Financial Officer

Paul E. Hassler – President and Chief Executive Officer

10.	Payment of Expenses — The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $15,000 plus your reasonable out-of-pocket expenses.
11.	Counsel — You may consult with counsel satisfactory to you. Except with regard to the provision of paragraph 12 herein, the Company shall only be responsible for the payment of legal fees for McDermott, Will & Emery LLP, the Company’s counsel.

12.

Indemnification — The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

13.

Notices — Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, and shall be addressed as follows:

(a)	If to the Company, to:

Patrick Industries, Inc.

107 West Franklin Street

P.O. Box 638

Elkhart, Indiana 46515-0638

Attention: Andy L. Nemeth

Telephone: (574) 294-7511

Facsimile: (574) 522-5213

(b)	If to you, to:
National City Bank
c/o Pamela J. Fisher
Vice President
Shareholder Services Administration
629 Euclid Ave., Suite 635, Locator 01-3116
Cleveland, Ohio 44114

Telephone: (216) 222-2492

Facsimile: (216) 222-2649

Yours truly, PATRICK INDUSTRIES, INC.
By: /s/ Andy L. Nemeth
Name: Andy L. Nemeth
Title: Executive Vice President of Finance, Secretary-Treasurer, and Chief Financial Officer

Agreed & Accepted:

NATIONAL CITY BANK

By: ___________________

Name: Pamela J. Fisher

Title: Vice President